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                       Exhibit 4.1

                  1984 STOCK OPTION PLAN

                            OF

                    GTS DURATEK, INC.



          The purpose of this 1984 Stock Option Plan (the "Plan") is to aid GTS Duratek, Inc. (the "Corporation") in attracting, retaining and motivating key employees and consultants. The Plan affords such employees and consultants the opportunity to purchase common stock, par value $.01 per share, of the Corporation (the "Common Stock") through the exercise of stock options.

          1.   Administration

          The Plan shall be administered by a Compensation Committee (the "Committee"), consisting of not less than two directors of the Corporation who shall be appointed by, and serve at the pleasure of, the Board of Directors.
The members of the Committee shall be disinterested persons within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934 (the "1934 Act"), or any successor provisions. Subject to the provisions of the Plan, the Committee shall have full authority to interpret the Plan, to establish and amend the rules and regulations relating to it, and to make all other determinations necessary or advisable for its administration.

          2.   Maximum Number of Shares; Source of Shares

          Subject to the provisions of Section 6 hereof, the maximum number of shares of Common Stock which may be purchased pursuant to options granted under the Plan shall be 1,800,000 (increased from 1 million). Such shares may be authorized and unissued shares, or issued shares held in the Treasury of the Corporation, including issued shares reacquired by the Corporation.

          In the event that any option granted under the Plan shall terminate or expire without having been exercised in full or in part, the shares of Common Stock allocable to the unexercised portion of such option may again be subjected to an option under the Plan.

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     3.   Participants; Grants of Options

               (a) Participants and Grants. From time to time the Committee shall, in its sole discretion, select the key employees of the Corporation who shall be granted options under the Plan. The term "employee," when used herein shall include, without limitation, directors, officers and consultants. Upon making such selection, the Committee shall grant to each such participant an option to purchase such number of shares of Common Stock as may be determined by the Committee. In the absence of any specific agreements to the contrary, no grant hereunder to a participant shall affect the right of the Corporation to terminate the participant's employment at any time.

               (b)  Stock Option Agreement

               (1) The grant of options by the Committee to any participant shall be effective as of the date on which the Committee shall authorize the option for such participant, provided that prior to the exercise thereof, each participant shall be required to execute and deliver a Stock Option Agreement (the "Agreement"), which shall contain such terms and conditions consistent with the Plan as the Committee shall determine.

               (2) The Committee may, in its sole discretion, require that any employee receiving options hereunder (the "Optionee") shall, upon the granting of options, agree that as a condition to his acquiring shares thereunder he will remain in the employ of the Corporation and render to the Corporation his services for a period not to exceed one year. Such agreement may require that the period of required services be measured from the date of grant of the options, from the date such options are exercised, or may require services during periods, each not to exceed one year, measured from both the date of grant and the date of exercise of the options granted thereunder.

               (3) In any case in which required services are to be rendered after the date of exercise of any option granted hereunder, the Corporation, subject to the terms of this Plan, will promptly issue a certificate or certificates for purchased shares out of either; (i) authorized but unissued shares; or (ii) shares of its Common Stock held in the Treasury of the Corporation, provided, however, that the Optionee shall agree to the deposit of such shares with an escrow agent acceptable to the Corporation for the period during which he is required, pursuant to this Plan, to render additional services. The Optionee who has exercised his option shall have all the rights of a stockholder with respect to such shares from the time they are issued, except that he shall not be entitled to transfer or assign such shares. The escrow agreement shall require the payment to the Corporation of such amount as the Corporation shall determine is required to be


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deposited, or otherwise paid over, to satisfy any withholding liability which may be imposed upon the Corporation, including any withholding which may arise by reason of the failure of the Corporation to exercise any right it may have pursuant to paragraph 4 of this Section 3 (b).

               (4) In the event that the Optionee who has exercised his option fails to satisfy any required period of service which he has agreed to perform, the Corporation shall have the right to reacquire the shares deposited in escrow, pursuant to subparagraph 3 of this Section 3 (b), by notifying the escrow agent of such intention and tendering, in cash or certified check, an amount equal to: (1) the number of shares the Corporation desires to reacquire multiplied by (ii) the option price per share set forth in the Agreement. Such payment is to be made within 10 days of the delivery of the notice describe herein.
          4.   Options

               (a) Option Price. The option price per share of each option granted pursuant to the Plan shall be determined by the Committee in its sole discretion and shall be specified in the Agreement relating to such option; provided, however, that if there is a public market for the Common Stock on the date such option is granted, the option price shall be not less than 85% of the market value of the Common Stock on the date the option is granted, and provided, further, that in no event shall the option price per share be less than par value thereof.

               (b) Option Period. The period during which an option may be exercised shall not exceed ten years from the date such option is granted and, subject to the foregoing, the Committee may provide that any stock option may be exercised at such time or times as the Committee may, in its discretion, determine.

               (c) Payment for Stock. An option shall be exercised by written notice of such exercise to either the Secretary of the Treasurer of the Corporation at its principal office. The notice shall specify the number of shares for which the option is being exercised ( which number shall be not less than 25 shares at any one time) and shall be accompanied by payment in full of the purchase price of such shares. No certificates for shares so purchased shall be issued until full payment therefor has been made (including an amount necessary to satisfy any withholding liability which may be imposed upon the Corporation) and a participant shall have none of the rights of a stockholderwith respect to such shares until such certificates are in fact issued to such participant or to an escrow agent on such participant's behalf. Payment of the purchase price may be made either (i) in United States dollars in cash or by check, bank draft or money order payable to the order of the Corporation, or (ii) in the discretion of the Committee, through the delivery of shares of Common Stock of the Corporation with a value equal to the total option price, (iii) by a combination of the methods described in (i) and (ii), or by
(iv) through such other means, acceptable to the Committee, as may be provided by an independent third party to facilitate exercise or payment. Shares ofCommon Stock delivered in payment of the option exercise price may, in the discretion of the Committee, be previously acquired shares or shares acquired upon exercise of the option.

          5.   Exercise and Cancellation of Options
               Upon Termination of Employment or Death

          If an Optionee shall voluntarily or involuntarily leave the employ of the Corporation, unless authorized by the Committee, the option of such Optionee shall terminate forthwith, except that the Optionee shall have until the end of the ninetieth day following the cessation of employment, and no longer, to exercise any unexercised option which he could have exercised on the day on which he left the employ of the Corporation provided, however, that (a) such exercise must be accomplished within the term of such option and (b) such Optionee must have complied with the employment restrictions, if any, contained in Section 3 hereof in order to exercise any unexercised option.
Notwithstanding the foregoing, (i) if the cessation of employment is due to retirement on or after attaining the age of 65 or to disability (to an extent and in a manner as shall be determined in each case by the Committee in its sole discretion) or to death, the Optionee shall have the privilege of exercising any options which the Optionee could have exercised at the time of such retirement, disability, or death; provided, however, that such exercise must be accomplished within the terms of such options, and within six months of the Optionee's retirement, disability, or death and (ii) the sale or disposition of shares of Common Stock of the Corporation by any person which employs the Optionee shall not be considered a termination of employment of the Optionee under this Section 5.

          Nothing contained herein or in the options shall be construed to confer on any employee any right to be continued in the employ of the Corporation or derogate any right of the Corporation to retire, request the resignation of, or discharge such employee, or to lay off or require a leave of absence of such employee (with or without pay), at any time, with or without cause.

          6.   Adjustment in Number, Price and Kind of Share

          In the event of any subdivision or combination of the outstanding shares of Common Stock, by reclassification or otherwise, or in the event of the payment of a stock dividend, a capital reorganization, a reclassification of shares, a consolidation, or merger, the Board of Directors shall make appropriate adjustments in the aggregate number of shares for which grants may be made under this Plan. The Committee shall determine the appropriate adjustment of the kind and number of shares subject to each
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outstanding option, or the option price, or both, in the event of any of the aforementioned changes in the outstanding Common Stock provided, however, that no adjustment of the option price shall permit a reduction in the option price per share to less than the par value thereof.

          7.   Non-Assignability

          No options granted under the Plan shall be transferable, other than by will or by the laws of descent and distribution, and then only to the extent permitted by this Plan. During an Optionee's lifetime, options shall be exercisable only by such Optionee (or in the event of his disability, by his legal representative and only to the extent permitted by this Plan.) Except to the extent otherwise provided by law, no benefits under the Plan shall be subject to any legal process to levy upon, or attach, for payment of any claim against any participant or beneficiary.

          8.   Definitions

          As used herein, the term "retirement" shall mean retirement as defined in any pension plan of the Corporation under which the Optionee may be covered or if no such plan exists the National Patent Development Corporation Employee Pension Plan. "Market Value" when used in reference to Common Stock shall mean the closing sale price (as determined by the Committee) of such Common Stock on the exchange if any, where the Common Stock is traded, or if the Common Stock is not then traded on an exchange, the average between the closing bid and asked prices on the day preceding the grant. For all purposes of the Plan, an approved leave of absence shall not constitute interruption or termination of employment.


          9.   General Restrictions

          The exercise of each stock option granted under the Plan shall be subject to the condition that if at any time the Corporation shall determine, in its discretion, that the satisfaction of withholding tax or other withholding liabilities, or that the listing, registration, or qualification of any shares otherwise deliverable upon such exercise upon any securities exchange or under any state or Federal law, or the consent or approval of any regulatory body, is necessary or desirable as a condition of, or in connection with, such exercise or the delivery or purchase of shares thereunder, then in any such event such exercise shall not be effective unless such withholding, listing, registration, qualification, consent, or approval shall have been effected or obtained, free of any conditions not acceptable to the Corporation. The Corporation may, in its discretion, withhold shares of Common Stock to be delivered upon exercise of an option to satisfy such withholding tax requirements.
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          With respect to persons subject to Section 16 of the 1934 Act, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the 1934 Act. Accordingly, such persons may not sell, transfer or otherwise dispose of shares of Common Stock issued upon the exercise of options granted under this Plan for a period of six (6) months from the date of grant of such options.

          10.  Amendment and Discontinuance

          The Board of Directors at any time may terminate the Plan, or make such changes in, or additions to the Plan as the Board of Directors, in its discretion, deems advisable, provided however, that subject to the provisions of
Section 6 hereof, the Board of Directors may not, without further approval by the holders of shares of the capital stock of the Corporation possessing a majority of the voting power of such capital stock, change the method of determining the purchase price of shares subject to options, as described in
Section 4 (a) or grant options to any person other than those eligible in
Section 3 hereof. No termination or amendment of the Plan may, without the consent of the holders of existing options, materially affect their rights under such options.

          11.  Duration

          Unless the Plan is sooner terminated, options may be granted hereunder for a period of twenty years from the date of approval by the Board of Directors of the Corporation. (February 1, 2004.)

          12.  Affect of 1995 Ammendment to Plan

          The ammendments adopted on March 27, 1995 and approved by the stockholders at the 1995 Annual Meeting of the Stockholders shall apply only to options granted under the plan on or after July 1, 1991.